Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Snowflake Inc. of our report dated June 7, 2020, except for the effects of disclosing segment information and net loss per share discussed in Note 2, Note 13, and Note 14 to the consolidated financial statements, as to which the date is June 15, 2020, relating to the financial statements of Snowflake Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
August 24, 2020